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EXHIBIT 10.14

**Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text indicated by two asterisks "**". This Exhibit has been filed separately with the Secretary of the Commission without the ** pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 24b-2 of the Securities Exchange Act.

                              SUBLICENSE AGREEMENT

     AGREEMENT made as of the 1st day of October, 1991, between APPLIED BIOSYSTEMS, INC., a California corporation having its principal office at 777 Lincoln Centre Drive, Foster City, California 94404 (hereinafter referred to as "ABI"), and CRUACHEM HOLDINGS, LTD., a United Kingdom corporation having its principal office at Todd Campus, West of Scotland Science Park, Acre Road, Glasgow, Scotland G20 QUA (hereinafter referred to as LICENSEE) (ABI and LICENSEE being sometimes hereinafter referred to collectively as the "Parties").

                                  WITNESSETH:

     WHEREAS, MARVIN CARUTHERS and MARK MATTEUCCI are co-inventors of U.S. Patent No. 4,458,066, issued July 3, 1984 and entitled "Process for Preparing Polynucleotides" (the "'066 Patent"); and

     WHEREAS, MARVIN CARUTHERS and SERGE BEAUCAGE are co-inventors of U.S. Patent No. 4,415,732, issued November 15,1983 and entitled "Phosphoramidite Compounds and Processes" (the "732 Patent"); and

     WHEREAS, the '066 Patent and the '732 Patent have been assigned by the inventors to UNIVERSITY PATENTS, INC. of Westport, Connecticut ("UPI"), and UPI has granted to ABI, pursuant to a license agreement between them, the exclusive right to sublicense said patents together with corresponding patents which may issue in other countries throughout the world; and

     WHEREAS, in connection with the settlement of litigation concerning said patents pursuant to the Settlement Agreement dated January 24, 1992 (the "Settlement Agreement"), LICENSEE wishes to acquire a sublicense, and ABI is willing to grant a sublicense, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is acknowledged by the Parties;

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     IT IS AGREED:

                             ARTICLE I. DEFINITIONS

     (a) "Licensed Patents" shall mean the Process and Apparatus Patents and the Reagent Patents.

     (b) "Process and Apparatus Patents" shall mean the '066 Patent and any other U.S. patents issuing from the application for the '066 Patent or from any parent or predecessor application, together with any foreign counterparts of such patents, including any continuations, continuations-in-part, divisions and/or reissues thereof.

     (c) "Reagent Patents" shall mean the '732 Patent and any other U.S. patents issuing from the application for the '732 Patent, together with any foreign counterparts of such patents, including any continuations, continuations-in-part, divisions and/or reissues thereof.

     (d) "Licensed Machine" shall mean any machine, device or apparatus, including polymer supports, the manufacture or use of which is covered by a claim or claims of any of the Process and Apparatus Patents or which is advertised, represented, promoted or otherwise marketed as useful for or capable of use in a manner covered by a claim or claims of any of the Process and Apparatus Patents.

     (e) "Licensed Reagent" shall mean any stabilized phosphoramidite which embodies or uses or is made pursuant to an invention which is covered by a Reagent Patent. It is acknowledged and agreed that such a compound is covered by a Reagent Patent regardless of whether the Rl hydrocarbyl protecting group is methyl, cyanoethyl, or a like conventional protecting group.

     (f) "Licensed Polynucleotide" shall mean any polynucleotide made by or for LICENSEE through use of Licensed Reagents or Machines.

     (g) "Licensed Product" shall mean a Licensed Polynucleotide or a Licensed Reagent in a package suitable for sale directly to end users.

     (h) "Kit" shall mean a system or other combination sold as a unit, including (i) one or more Licensed Reagents and one or more other components, or
(ii) one or more Licensed Polynucleotides and one or more other components, or
(iii) one or more polymer supports included within the definition of "Licensed Machine" and one or more other components.

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     (i) "Net Selling Price" shall mean:

          (1) For a sale or fixed rental lease of a Licensed Machine, the sales or lease price for all original equipment and subsequent spare parts provided by LICENSEE and pertaining directly to said Licensed Machine, less sales or other taxes paid by LICENSEE, cash allowances and usual trade discounts and commissions, freight charges (if any) and credits and allowances on account of return on sales to bona fide third parties.

          (2) For a rental lease based on use of a Licensed Machine by a lessee or other arrangement wherein LICENSEE receives any "use" payments from Licensed Machines, the invoiced gross income LICENSEE receives including any one or more of the following: (i) initial installation fees (if any); (ii) payments to LICENSEE based on direct or indirect production throughput, and/or (iii) on-going royalties or fees (if any) for the on-going right to lease said Licensed Machine, less sales or other taxes paid by LICENSEE, cash allowances and usual trade discounts and commissions, and freight charges (if any).

          (3) For a sale of Licensed Products (except in Kits and except for a Sale of Licensed Reagents in Bulk), the actual gross selling price of each Licensed Product upon its Commercial Sale by LICENSEE, including all packaging, instructional or other charges made to a purchaser, but less customary trade discounts and refunds or credits allowed for shortages, returns or defective articles.

          (4) For a Sale of Licensed Reagents in Bulk, the Net Selling Price that would be calculated according to subparagraph (3) above for the sale of an equal amount of Licensed Reagents by LICENSEE in packages intended for research use; PROVIDED, however, that if LICENSEE does not then regularly sell, at an established price, commercial quantities of Licensed Reagents in packages intended for research use, "Net Selling Price" shall mean (i) the Net Selling Price that would be calculated according to subparagraph (3) above for the sale by LICENSEE's customer of an equal amount of Licensed Reagents in packages intended for research use during the applicable period, or (ii) if such customer does not resell such Licensed Reagents or if LICENSEE elects not to apply clause
(i), the Net Selling Price that would be calculated according to subparagraph
(3) above based on ABI's list price for

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an equal amount of Licensed Reagents in packages intended for research use during the applicable period.

          (5) For a sale of a Kit, the Net Selling Price that would apply hereunder in respect of the (i) Licensed Reagents and/or (ii) Licensed Polynucleotides and/or (iii) polymer supports included within the definition of "Licensed Machine" included in said Kit, if sold alone.

          (6) For use by LICENSEE or Licensed Products or Machines for purposes other than the production or other Licensed Products or Machines that are in turn to be sold, leased or otherwise transferred by LICENSEE, the Net Selling Price that would apply hereunder if such Licensed Products or Machines had been sold by LICENSEE instead of used.

     (j) "License Year" shall mean the twelve month period beginning on the first day of January, April, July or October next following the effective date of this Agreement, and each twelve month period thereafter, except that the first License Year hereunder shall include the period from the effective date of this Agreement to the first day of said twelve month period.

     (k) "Sale of Licensed Reagents in Bulk" shall mean a sale of Licensed Reagent for repackaging and resale.

     (l) "Cruachem Patents" shall mean any patents now or hereafter owned or controlled (i.e., licensable without the payment of any additional consideration to any third party) by Cruachem or any of its subsidiaries issued or issuing in respect of any inventions that are reduced to practice prior to June 30, 1994.

                            ARTICLE II. THE LICENSES

     (a) ABI hereby grants to LICENSEE for the benefit of itself and its subsidiaries a nonexclusive, nontransferable, worldwide sublicense under the Process and Apparatus Patents and the Reagent Patents to make, have made, use, lease and sell Licensed Machines and Licensed Products.

     (b) LICENSEE shall have no right to grant sublicenses hereunder.

     (c) LICENSEE agrees to mark every product or machine manufactured or sold by it under this

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Agreement as instructed by ABI in accordance with the statutes of the country of manufacture and sale relating to the marking of patented articles and with a notice that such products and machines are sold subject to this sublicense. For Licensed Machines manufactured or sold in the United States, unless otherwise advised by ABI, the required marking and notice shall be as follows:

     "Purchase of this instrument includes a license under U .S. Patent No. 4,458,066 and corresponding patents issued in other countries. No other license is granted to the purchaser either directly or by implication, estoppel or otherwise. Patented reagents suitable for use with this instrument are available from licensed sources."

     For Licensed Reagents manufactured or sold in the United States, unless otherwise advised by ABI, the required marking and notice shall be as follows:

     "Purchase of these reagents includes a license under U.S. Patent No. 4,415,732 and corresponding patents issued in other countries, and a license to manually practice the process claimed in U.S. Patent No. 4,458,066 and corresponding patents issued in other countries. No other license is granted to the purchaser either directly or by implication, estoppel or otherwise."

     At LICENSEE's option, the notice may also include the following:

     "The purchaser may use these reagents with an instrument licensed under U.S. Patent No. 4,458,066 and corresponding patents issued in other countries."

     (d) No license is granted by ABI to LICENSEE, either directly or by implication, estoppel or otherwise, under any patents other than the Licensed Patents.

     (e) LICENSEE hereby grants to ABI a royalty free, nonexclusive, worldwide license to make, have made, use, lease and sell any product covered by, and in all other respects to practice any invention claimed by, any of the Cruachem Patents. ABI agrees to mark (in accordance with applicable statutes relating to the marking of patented articles) every product or machine manufactured or sold by it under such license as it may be reasonably instructed by Cruachem.

                   ARTICLE III. PAYMENTS UNDER THE SUBLICENSE

     (a) Intentionally Omitted.

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     (b) In consideration of the sublicense granted herein, LICENSEE agrees to pay to ABI royalties in respect of each Licensed Product and Licensed Machine manufactured and used (for purposes other than the production of other Licensed Products or Machines that are in turn to be sold, leased or otherwise transferred), leased or sold by or for LICENSEE, as follows:

          (1) ** of the Net Selling Price of each Licensed Machine;

          (2) ** of the Net Selling Price of each Licensed Product.

     (c) Once a royalty has been paid hereunder in respect of a Licensed Product or a Licensed Machine being used or leased by LICENSEE, no further royalty will be due in respect of any subsequent lease or sale of any such respective Licensed Product or Licensed Machine.

     (d) Licensee may at its election reduce its royalty payments due in respect of sales of Licensed Reagents hereunder by up to Fifty Percent (50%) of the amounts paid under its license under U.S. Patent No.4725677 and European Patent No. EP298982 in respect of such sales; provided however, that no such royalty payment may be reduced pursuant to this paragraph (d) by more than Twenty-Five Percent (25%) of the amount that would otherwise be due hereunder.

     (e) In consideration of the license granted to ABI by LICENSEE herein, LICENSEE may at its election further reduce its royalty payments due in respect of sales of Licensed Reagents by Twenty-Five Percent (25%) of the amount that would otherwise be due pursuant to paragraph (b) above.

     (0 Upon a finding by a court or other authority of competent jurisdiction that any of the Licensed Patents is invalid or unenforceable or is not infringed by the manufacture, use, or sale of Licensed Machines or Licensed Reagents, any further royalty payments due under this Agreement in respect of such patent may be paid into an escrow account pursuant to escrow instructions consistent with the terms hereof. Once such finding (as affirmed, reversed, or modified) has become final and non-appealable or is no longer subject to appellate review, the royalty payments made into the escrow

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account, together with any interest earned thereon, shall be disbursed from the escrow account in a manner consistent with such final finding and further royalty payments, if any, shall resume to the extent consistent with such final finding.

             ARTICLE IV. REMITTANCES, RECORDS AND REPORTS

     (a) ACCRUAL. Royalties shall accrue when Licensed Products and Licensed Machines are first sold, leased or otherwise transferred by or for LICENSEE, and shall be considered sold or leased when billed out. Royalties shall also accrue when Licensed Machines and Licensed Products are first used by or for LICENSEE other than for the production of other Licensed Products or Machines that are in turn to be sold, leased or otherwise transferred.

     (b) PAYMENT. Payments of royalties shall be made within forty-five (45) days following the end of each calendar quarter or each License Year (and, with respect to the first License Year, on or before February 15, 1992 or, if later, within fifteen (15) days following entry of a Consent Judgment pursuant to the Settlement Agreement) for the sale of all Licensed Products and Licensed Machines sold or otherwise transferred by or for LICENSEE during said calendar quarter and for the use of all Licensed Products and Licensed Machines first used by or for LICENSEE during said calendar quarter. Such payment shall be accompanied by a statement certified to ABI by an officer of LICENSEE which shall give sufficient information from which to calculate the amount of royalties due hereunder. Payment hereunder shall be made in U.S. dollars in the United States. Statements shall also be submitted in the event no sale took place.

     (c) INSPECTION. LICENSEE shall keep records in sufficient detail to permit the determination of royalties payable hereunder for three (3) years following the sales to which such records relate. At the request of ABI, LICENSEE will permit an independent Certified Public Accountant designated by ABI to examine such records, in confidence, during ordinary business hours, for the sole purpose of verifying or determining royalties paid or payable under this Agreement.

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                   ARTICLE V. TERM OF SUBLICENSE; TERMINATION

     (a) The term of this Agreement shall be from the date first written above until expiration of the last to expire of the Licensed Patents.

     (b) LICENSEE may terminate this Agreement with respect to any one or more of the Licensed Patents upon sixty (60) days written notice to ABI.

     (c) If LICENSEE shall at any time default in any obligation under this Agreement, including, but not limited to failing to intake any report, pay any royalties, or permit the inspection of its books and records as hereinabove required, and such default shall not be cured within thirty (30) days after receipt by LICENSEE of written notice from ABI specifying the nature of the default, or in the event LICENSEE pays royalties into escrow in circumstances not expressly permitted under the terms of this Agreement, then ABI shall have the right to terminate this Agreement by giving written notice to LICENSEE and such termination shall become effective on the thirtieth (30th) day after giving of such notice.

     (d) This Agreement shall terminate automatically as to the Licensed Patents in the event of a failure to comply with the terms of Article IX within ninety
(90) days of any attempted assignment of this Agreement.

     (e) LICENSOR may terminate this Agreement as to the Licensed Patents in accordance with the terms of paragraph 2 of the Settlement Agreement.

     (f) Any termination pursuant hereto shall not relieve LICENSEE or ABI of any obligation or liability accrued hereunder prior to such termination, nor rescind or give rise to any right to rescind anything done or any payments made or other consideration given hereunder prior to the time of such termination and shall not affect in any manner any rights of either party arising out of this Agreement prior to such termination.

                              ARTICLE VI. WARRANTY

     ABI warrants and represents that it has the right and license from UPI to grant the sublicense set forth herein; that it has not entered into any agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement other than as expressly set forth herein; and that UPI has represented and warranted to ABI that UPI has the full right and power to grant to ABI the right to grant the sublicense set forth herein. ABI makes no other representation or warranty, express or implied, nor does

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ABI assume any liability in respect of any infringement or alleged infringement of any patent or other right of third parties due to LICENSEE's activities under the sublicense set forth herein.

             ARTICLE VII. MOST FAVORED LICENSEE

     If ABI shall hereafter grant, at any time during the term of this Agreement, a license which grants the same or substantially equivalent rights as granted hereunder to LICENSEE under said Licensed Patents at a more favorable effective royalty rate than that provided for in this Agreement, LICENSEE shall receive the same more favorable royalty rate specified with respect to such Licensed Patents subject to the terms and conditions under which such more favorable rate has been granted, provided that any such modification of this Agreement, which shall be by written amendment, shall be effective only for the period such more favorable royalty rate is in effect under such license. The foregoing provisions shall not apply:

          (i) where ABI receives a grant of patent rights, a license or immunity or other than a monetary consideration for such license; or

          (ii) where the more favorable royalty rate applies only to apparatus for which there is a claim of past infringement and is given in consideration of settlement of such claim, but not in respect of future infringement; or

          (iii) where LICENSEE elects to continue paying royalties on the basis set forth in Agreement.

ABI shall give notice to Cruachem of all licenses or the LICENSED PATENTS and copies of any such licenses that grant the same or substantially equivalent rights as granted hereunder to LICENSEE at a more favorable effective royalty rate.

              ARTICLE VIII. COMMUNICATION

     Any payment, notice or other communication required or permitted to be made or given to either Party hereto pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by prepaid overnight express, addressed to it at its address set forth or to such other

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address as it shall designate by written notice to the other Party as follows:

     In the case of ABI:

             Applied Biosystems, Inc.
             777 Lincoln Center Drive
             Foster City, California 94404
             Attention: Vice President--Finance

     In case of LICENSEE:
             Cruachem Holdings, Ltd.
             Todd Campus
             West of Scotland Science Park
             Acre Road
             Glasgow G20 QUA

                    ARTICLE IX. ASSIGNMENTS

     (a) This Agreement shall not be assignable by LICENSEE, in whole or in part, by operation of law, for the benefit of creditors, or otherwise, without the prior written consent of ABI, except to a successor in ownership (including any acquiring person described in the following sentence) of all or substantially all of the business assets of LICENSEE that relate to the subject matter of the Licensed Patents and which successor shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by LICENSEE. For purposes of this Agreement, an assignment shall be deemed to have occurred upon the acquisition of majority control of LICENSEE by any person through the purchase of stock or by way of a merger transaction or otherwise as well as through the purchase of all or substantially all of the business assets of LICENSEE that relate to the subject matter of the Licensed Patents.

     (b) If any such successor or any of its affiliates is engaged in the sale of instruments or reagents for use in the synthesis of oligonucleotide, the credit described in Article III(e) shall terminate effective upon such assignment and the license granted to ABI pursuant to Article II(e) shall not apply to any inventions reduced to practice after such assignment. If neither such successor nor any of its affiliates is engaged in such business, the credit described in Article III(e) shall terminate as provided in the preceding sentence unless within ninety (90) days of the assignment the ultimate parent of the successor

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(or the successor if it has no parent) in writing grants to ABI a royalty free, nonexclusive, worldwide license under any patents then or thereafter owned or controlled (i.e., licensable without the payment of any additional consideration to any third party) by such parent (or successor) or any of its subsidiaries issued or issuing in respect of any inventions that are reduced to practice prior to June 30, 1994 and that cover and disclose products or processes for use in the synthesis of oligonucleotides, PROVIDED, that the foregoing shall not apply to any patent that covers a compound specific for use in therapeutics or any process specific to the production of such compound.

             ARTICLE X. MISCELLANEOUS

     (a) This Agreement will not be binding upon the Parties until it has been signed hereinbelow by or on behalf of each Party, in which event it shall be effective as of the date first above written. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed as aforesaid.

     (b) This Agreement together with the Settlement Agreement, embodies the entire understanding of the Parties and shall supersede all previous communications, representations, or undertakings, either verbal or written, between the Parties relating to the subject matter hereof.

     (c) LICENSEE shall have no right under this Agreement or otherwise to use the name or other designation of UPI, The University of Colorado, or employees thereof in connection with any sales or promotion of Licensed Products or Licensed Machines. Licensee may refer to ABI as the licensor of the Licensed Patents in a fair and truthful manner.

     (d) If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     (e) This Agreement shall be construed, and the legal relations between the Parties determined, in accordance with the laws of the State of California as such laws are applied to contracts made and to be performed entirely within California.

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     (f) The headings of the several sections are inserted for convenience of reference only, and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        APPLIED BIOSYSTEMS, INC.

                                        By: /s/ Michael W. Hunkapiller
                                            -----------------------------------
                                        Name:   MICHAEL W. HUNKAPILLER
                                              ---------------------------------
                                        Title:  VICE PRESIDENT
                                               --------------------------------

                                        CRUACHEM HOLDINGS LTD.

                                        By: /s/ Ian Wilkie
                                            -----------------------------------
                                        Name:   IAN WILKIE
                                              ----------------------------------
                                        Title:  CHIEF EXECUTIVE
                                               --------------------------------

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